Exhibit 5.1                                Opinion of O’Neill Law Group PLLC with consent to use.

O’Neill Law Group PLLC	435 Martin Street, Suite 1010 Blaine, WA 98230
Stephen F.X. O’Neill*	Telephone:	360-332-3300
Christian I. Cu**	Facsimile:	360-332-2291

File #4554
March 18, 2009

CANTERBURY RESOURCES, INC.
69 Stanely Point Road
Devonport, Auckland
New Zealand, 0624

Attention:	Bruce A. Wetherall, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary and Treasurer

Dear Sirs/Mesdames:

RE:           CANTERBURY RESOURCES, INC. (the "Company")
- Registration Statement on Form S-1

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We have acted as counsel for Canterbury Resources, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the Company’s Registration Statement on Form S-1 (the "Registration Statement") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offering and resale of 5,000,000 shares of the Company's common stock (the "Shares") by the selling shareholder named in the Registration Statement (the "Selling Shareholder").

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws, as amended; (d) certain records of the Company's corporate proceedings, including resolutions of the sole director approving the issuance of the Shares; and (e) such corporate and other documents, records, papers and certificates as we have deemed necessary for the purposes of the opinions expressed herein.  We have also relied, without investigation, upon an Officer’s Certificate executed by Bruce A. Wetherall, the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer and sole director.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(i) Our opinion is limited to the laws of the State of Nevada and the federal laws of the United States of America applicable thereto;

(ii) We have assumed (a) the genuineness of all signatures on documents examined by us, (b) the legal capacity of the sole executive officer and sole director of the Company, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (e) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect; and

(iii) We have assumed that each of the statements made and certified in the Officer’s Certificate provided by Mr. Wetherall were true and correct when made, have at no time since being made and certified become untrue or incorrect and remain true and correct on the date hereof.

Based upon the foregoing, we are of the opinion that the Shares to be sold by the Selling Shareholder are validly issued, fully paid and non-assessable shares of the Company's common stock.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

Yours truly,

"O'Neill Law Group PLLC"

O’NEILL LAW GROUP PLLC